Exhibit 3.1

AMENDMENT TO
FIFTH RESTATED CERTIFICATE OF INCORPORATION OF
THE CHARLES SCHWAB CORPORATION

(Originally incorporated on November 25, 1986,
under the name CL Acquisition Corporation)

It is hereby certified that

First. The name of this corporation (hereinafter called the “Corporation”) is THE CHARLES SCHWAB CORPORATION.

Second. The Fifth Restated Certificate of Incorporation of the Corporation is hereby amended by striking out Article FOURTH thereof and restating it in its entirety as follows:

“FOURTH.

(A)   This Corporation is authorized to issue three classes of stock: preferred stock, common stock and nonvoting common stock. The authorized number of shares of capital stock is Three Billion, Three Hundred Nine Million, Nine Hundred Forty Thousand (3,309,940,000) shares, of which the authorized number of shares of preferred stock is Nine Million, Nine Hundred Forty Thousand (9,940,000), the authorized number of shares of common stock is Three Billion (3,000,000,000) and the authorized number of shares of nonvoting common stock is Three Hundred Million (300,000,000). As used in this Fifth Restated Certificate of Incorporation, references to “common stock” refer to the class of voting shares of common stock, references to “Nonvoting common stock” refer to the class of nonvoting common stock, and the class of common stock together with the class of Nonvoting common stock are collectively referred to as the “Common Shares.” The stock, whether preferred stock, common stock or Nonvoting common stock, shall have a par value of one cent ($0.01) per share. The number of authorized shares of any class or classes of stock may be increased or decreased (but not below the number of shares of such class then outstanding plus the number of shares of such class reserved for issuance, including shares reserved for issuance upon the conversion or exercise of any security of the Corporation providing for the issuance or delivery of shares of such class upon the conversion or exercise thereof) by the affirmative vote of the holders of a majority of common stock.

(B)    Common Shares.

(1)   Dividends and Other Distributions. Subject to the preferences applicable to any series of preferred stock, if any, outstanding at any time, and subject to the proviso in the following sentence, the holders of Common Shares shall share equally and be treated identically, on a per share basis, in dividends and other distributions of cash, property or shares of stock of the Corporation as may be declared by the Board of Directors from time to time with respect to the Common Shares out of assets or funds of the Corporation legally available therefor, including, without limitation, in respect of related declaration dates, record dates and payment dates. In furtherance and not in limitation of the foregoing, no dividend may be declared or paid with respect to shares of common stock unless an identical per share dividend is simultaneously declared and paid in respect of shares of Nonvoting common stock, and no dividend may be declared or paid with respect to shares of Nonvoting common stock unless an identical per share dividend is simultaneously declared and paid in respect of shares of common stock; provided, however, that in the event that any dividend is paid in the form of Common Shares or rights to acquire Common Shares, the holders of common stock shall receive common stock or rights to acquire common stock, as the case may be, and the holders of Nonvoting common stock shall receive Nonvoting common stock or rights to acquire Nonvoting common stock, as the case may be.

(2)   Voting Rights.

(a)   Except as otherwise provided by applicable law, this Restated Certificate of Incorporation or any certificate of designations, all of the voting power of the Corporation shall be vested in the holders of common stock, and each holder of common stock shall have one vote for each share of common stock held by such holder on all matters to be voted upon by the stockholders; provided, however, that, except as otherwise required by law, holders of common stock shall not be entitled to vote on any amendment to this Restated Certificate of Incorporation (including any certificate of designations relating to any series of preferred stock) that relates solely to the terms of one or more outstanding series of preferred stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon pursuant to this Restated Certificate of Incorporation (including any certificate of designations relating to any series of preferred stock). For the avoidance of doubt, the reference to “this Corporation’s common stock” in the definition of “Voting Stock” in paragraph (C)(12) of Article TENTH shall be deemed to be a reference to the common stock.

(b)   Nonvoting common stock shall not have any voting power (and shall not be included in determining the number of shares voting or entitled to vote on a given matter), except (i) that any amendment, alteration or repeal (including by merger, consolidation or otherwise) of any provision of this Restated Certificate of Incorporation in a manner that significantly and adversely affects the rights or preferences of the Nonvoting common stock contained in this Fifth Restated Certificate of Incorporation, relative to the effect of such amendment, alteration or repeal on the common stock, shall require the affirmative vote of a majority of the outstanding shares of Nonvoting common stock, voting separately as a class, or (ii) as otherwise required by applicable law. Each holder of Nonvoting common stock shall have one vote for each share of Nonvoting common stock held by such holder on all matters to be voted upon by the holders of Nonvoting common stock.

(3)   Liquidation. Subject to the preferences applicable to any series of preferred stock, if any outstanding at any time, in the event of the voluntary or involuntary liquidation, dissolution, distribution of assets or winding up of the Corporation, the holders of common stock and the holders of Nonvoting common stock shall be entitled to share equally, on a per share basis, all assets of the Corporation of whatever kind available for distribution to the holders of Common Shares.

(4)   Subdivision or Combinations. If the Corporation in any manner subdivides or combines the outstanding shares of one class of Common Shares (including by way of a dividend payable in shares of common stock or Nonvoting common stock, but subject to the proviso to Section (B)(1) of this Article FOURTH), the outstanding shares of the other class of Common Shares will be subdivided or combined in the same manner proportionately and on the same basis per share.

(5)   Transfer Restrictions.

(a)   No holder of shares of Nonvoting common stock may transfer any shares of Nonvoting common stock except pursuant to (i) a Permitted Inside Transfer or (ii) a Permitted Outside Transfer.

(b)   Any attempt to transfer any shares of Nonvoting common stock not in compliance herewith shall be null and void, and the Corporation shall not, and shall cause the transfer agent, if any, for Nonvoting common stock not to, give any effect in the Corporation’s stock records to such attempted transfer.

(6)   Conversion of Nonvoting Common Stock.

(a)   Automatic Conversion Upon Permitted Outside Transfer. Upon any Permitted Outside Transfer, each share of Nonvoting common stock so transferred shall, automatically and without the act of the holder thereof, be converted into one share of common stock in the hands of the transferee, subject to paragraph (B)(6)(b) of this Article FOURTH. Such conversion shall take effect simultaneously with the applicable Permitted Outside Transfer.

(b)   Certain Conversion Terms. After any Permitted Outside Transfer, the new holder of the shares of Nonvoting common stock so converted shall present to the Corporation such evidence of transfer as the Corporation may reasonably request, and as soon as practicable after the presentation thereof and, if required, the payment of all transfer and similar taxes, the Corporation shall issue and register in book-entry form in the name of such holder the number of shares of common stock issuable upon such conversion. Each holder of Nonvoting common stock shall give prompt notice to the Corporation of any Permitted Outside Transfer of shares of Nonvoting common stock by such holder; provided that in the case of any shares of Nonvoting common stock that are sold by a holder thereof in an offering that is a widespread public distribution under an effective registration statement pursuant to the Securities Act of 1933, as amended, no further evidence or notice of transfer shall be required and each transferee shall receive shares of common stock in such transfer, subject to the concurrent delivery of the shares of Nonvoting common stock to the Corporation. All shares of common stock issued or delivered upon conversion of shares of Nonvoting common stock shall be validly issued, fully paid and non-assessable and shall be free of preemptive or similar rights and free of any lien or adverse claim created by the Corporation. The Corporation shall take all such actions as may be necessary to assure that all such shares of common stock issuable upon conversion of the Nonvoting common stock (i) will be listed or quoted on each securities exchange upon which the common stock is listed or quoted and (ii) will be so issued without violation of any applicable law or governmental regulation (insofar as such applicable law or governmental regulation applies generally to such issuance and not to unique circumstances related to the relevant holder) or any requirements of any securities exchange upon which shares may be listed or quoted (except, in the case of clauses (i) and (ii), for official notice of issuance which shall be immediately delivered by the Corporation upon each such issuance). The Corporation shall not close its books against the transfer of Nonvoting common stock or of common stock issued or issuable upon conversion of Nonvoting common stock in any manner which interferes with the timely conversion of Nonvoting common stock.

(c)   Effect of Conversion. Upon conversion as provided herein, each outstanding share of Nonvoting common stock so converted shall cease to be outstanding, dividends and distributions on such share shall cease to accrue or be due and all rights in respect of such share shall terminate, other than (i) the right to receive, upon compliance with paragraph (B)(6)(b) of this Article FOURTH, appropriate evidence of the share of common stock registered in book-entry form into which such share of Nonvoting common stock has been converted and (ii) on the appropriate payment date after the date of conversion, the amount of all dividends or other distributions payable with respect to such share of Nonvoting common stock with a record date prior to the date of conversion and a payment date subsequent to the date of conversion. The conversion of shares of Nonvoting common stock shall be made without charge to the holder or holders of such shares for any issuance tax in respect thereof or other costs incurred by the Corporation in connection with such conversion.

(d)   Reservation of Common Stock. The Corporation shall, at all times when any shares of Nonvoting common stock are outstanding, reserve and keep available, free from preemptive rights, out of its authorized but unissued common stock, the full number of shares of common stock then issuable upon conversion of all then outstanding shares of Nonvoting common stock. Notwithstanding anything herein to the contrary, the Corporation may, at its election, deliver, upon conversion of Nonvoting common stock, treasury shares of common stock or other shares of common stock that the Corporation has reacquired, provided such shares comply with the third sentence of paragraph (B)(6)(b) of this Article FOURTH.

(7)   No Optional Conversion. At no time may any share of Nonvoting common stock be converted at the option of the holder thereof. For the avoidance of doubt, this paragraph (B)(7) of this Article FOURTH shall not affect the automatic conversion of Nonvoting common stock upon a Permitted Outside Transfer pursuant to paragraph (B)(6) of this Article FOURTH.

(8)   Equal Status. Except as expressly provided in this Article FOURTH, common stock and Nonvoting common stock shall have the same rights and privileges and rank equally, share ratably, be identical in all respect as to all matters and be treated equally by the Corporation in any merger (other than any merger to create a holding company in which the common stock and Nonvoting common stock are treated equally except that each receives securities that mirror their respective Common Shares), consolidation, share exchange pursuant to an exchange offer by the Corporation, share repurchase pursuant to a tender offer, tender offer pursuant to an agreement to which the Corporation is a party or other similar transaction; provided that, for the avoidance of doubt, the foregoing shall not prohibit the Corporation from making open market repurchases of common stock without repurchasing or offering to repurchase Nonvoting common stock.

(9)   The following definitions shall apply with respect to this Article FOURTH:

(a)   “Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) has the meaning set forth in 12 C.F.R. § 238.2(e) or 12 C.F.R. § 225.2(e)(1), as applicable.

(b)   “Permitted Inside Transfer” means any transfer of shares of Nonvoting common stock by a holder thereof to an Affiliate of such holder; provided that, for the avoidance of doubt, if, following such transfer, the transferee ceases to be an Affiliate of the transferor, such transfer shall not be considered a Permitted Outside Transfer that results in the conversion of the Nonvoting common stock into common stock pursuant to paragraph (B)(6) of Article FOURTH.

(c)   “Permitted Outside Transfer” means any transfer of shares of Nonvoting common stock by a holder thereof (i) in a widespread public distribution (or to an underwriter solely for the purpose of conducting a widespread public distribution), (ii) in a transfer in which no relevant transferee (or group of associated transferees) would receive 2% or more of the outstanding securities of any “class of voting shares” (as defined in 12 C.F.R. § 238.2(r)(3) or 12 C.F.R. § 225.2(q)(3), as applicable) of the Corporation, (iii) to a transferee that would control more than 50% of every “class of voting shares” (as defined in 12 C.F.R. § 238.2(r)(3) or 12 C.F.R. § 225.2(q)(3), as applicable) of the Corporation without any transfer from the transferring holder or (iv) to the Corporation; provided that, notwithstanding anything to the contrary in this definition, any transfer of shares of Nonvoting common stock by a holder thereof in any transaction described in any of the foregoing clauses (i), (ii), (iii) or (iv) that is also a Permitted Inside Transfer shall constitute a Permitted Inside Transfer and not a Permitted Outside Transfer.

(C)    Preferred Stock. Shares of preferred stock may be issued from time to time in one or more series. The Board of Directors of this Corporation is hereby authorized to fix or alter the voting rights, powers, preferences and privileges, and the relative, participating, optional or other rights, if any, and the qualifications, limitations or restrictions thereof, of any wholly unissued series of preferred stock; and to fix the number of shares constituting any such series and the designation thereof; and to increase or decrease the number of shares of any series of preferred stock (but not below the number of shares thereof then outstanding).”

Third. This Amendment to the Fifth Restated Certificate of Incorporation of The Charles Schwab Corporation amends Article FOURTH of the Fifth Restated Certificate of Incorporation of The Charles Schwab Corporation pursuant to Sections 242 of the Delaware General Corporation Law.

Fourth. This Amendment to the Fifth Restated Certificate of Incorporation of The Charles Schwab Corporation shall be effective as of 12:01 a.m. on October 6, 2020.

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Executed this 5th day of October 2020.

/s/ R. Scott McMillen
R. Scott McMillen
Assistant Corporate Secretary

Acknowledged:

/s/ Susan L. Stapleton
Susan L. Stapleton
Assistant Corporate Secretary